EXHIBIT 8(b)

TORYS LLP NEW YORK TORONTO	Suite 3000 79 Wellington St. W. Box 270, TD Centre Toronto, Ontario M5K 1N2 Canada TEL 426.865.0040 FAX 416.865.7380 www.torys.com

                      October 15, 2002

DELIVERED BY MESSENGER

Pixelworks, Inc.
8100 SW Nyberg
Suite 300
Tualatin, OR 97062
U.S.A.

Dear Sirs/Mesdames:

          Re:  Pixelworks, Inc.—Registration Statement

        We have acted as Canadian counsel to Pixelworks, Inc. ("Pixelworks"), in connection with the filing of the Registration Statement (defined below) and in connection with the reorganization (the "Reorganization") among Pixelworks, Pixelworks' wholly-owned subsidiary, Pixelworks Nova Scotia Company ("Pixelworks Nova Scotia"), Jaldi Semiconductor Corp. ("Jaldi") and certain shareholders of Jaldi Semiconductor Corp. (the "Jaldi Shareholders").

        For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations and warranties contained in the registration statement dated October 15, 2002, registering the Pixelworks common stock issuable upon exchange of exchangeable shares (the "Registration Statement") with the Securities and Exchange Commission.

        Based on the foregoing and subject to the qualifications set forth in the Registration Statement, it is our opinion that the statements regarding Canadian federal income tax consequences set forth in the Registration Statement under the heading "Income Tax Considerations—Canadian Federal Income Tax Considerations," insofar as they constitute statements of law or legal conclusions, are correct in all material respects as they apply to the persons to whom the summary is stated to be applicable.

        This opinion is being delivered solely in connection with the filing of the Registration Statement and is intended solely for the use of the address in connection with the matters herein and may not be relied upon by any other person or for any other purpose without our prior written consent. We do however, consent to (i) the filing of this opinion as an exhibit to the Registration Statement and (ii) in connection with the delivery of this opinion, the use of our name in the Registration Statement wherever it appears with respect to the discussion contained therein of the Canadian federal income tax consequences. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours very truly

LLP

NEW YORK TORONTO BEIJING